Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Salem Street Trust of our reports dated April 10, 2025, relating to the financial statements and financial highlights of Fidelity Intermediate Treasury Bond Index Fund, Fidelity Long-Term Treasury Bond Index Fund, and Fidelity Short-Term Treasury Bond Index Fund; of our report dated April 15, 2025, relating to the financial statements and financial highlights of Fidelity Series Long-Term Treasury Bond Index Fund, which appear in Fidelity Salem Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 21, 2025